ART INTERNATIONAL CORPORATION
                              5-7100 Warden Avenue
                            Markham, Ontario L3R 8B5
                               TEL: (905) 477-0252
                               FAX: (905) 477-8769

                                  MEDIA RELEASE

Markham, Ontario, Canada. June 6, 2003. The Board of Directors of ART International Corporation (the "Company"), formerly A.R.T. International Inc., announces that that, having received prior shareholder approval, the Company has filed Articles of Amendment with the Ministry of Consumer and Business Services for Ontario whereby the name of the Corporation has been changed from A.R.T. International Inc. to ART International Corporation and the issued and outstanding Common Shares were consolidated on the basis of one (1) new Common Share for each 100 old Common Shares. The Company has 25,516,780 of Common Stock issued and outstanding which will be consolidated into 255,168 shares of Common Stock. The Company declared that shareholders of record on June 16, 2003 will have their shares of Common Stock consolidated as indicated. Shareholders will be advised as to the procedures for submission of their old Common Shares for consolidation into the new Common Shares. No fractional shares of the Company will be issued in connection with the consolidation. A shareholder entitled to receive a fraction of the share upon consolidation will receive the number of shares rounded up to the nearest whole number.

The Company also authorized the Articles of Amendment authorized the holders of the Class C Common Stock to convert, at each shareholder's option, all or any of the shares of Class C Common Stock into Common Shares on the basis of 100 shares of new Common Stock for each share of Class C Common Stock for which the conversion right is exercised. The Company has 400,000 shares of Class C Common Stock currently issued and outstanding. Holders of the Class C Common Stock may convert their shares into Common Stock at any time after June 16, 2003. ART International Corporation trades on OTC:BB (AGPF). For more information, contact Michel van Herreweghe at (905) 477-0252.

This release may contain forward-looking statements that involve uncertainties and risks. Actual results may differ materially from the results predicted. Important factors which could cause actual results to differ materially from those expected or implied in the forward-looking statements are detailed in filings with the Securities and Exchange Commission made from time to time by ART International Corporation including its periodic reports on Form 10-K, 10-Q and 8-K. ART International Corporation undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof.